NATIONAL ENERGY SERVICES COMPANY, INC.

Moderator: John Grillo
October 16, 2007
pm EST
SPEAKER DIAL IN NUMBER: 1-800-XXX-XXXX

Operator:

Good afternoon my name is (XXX), and I will be your conference facilitator. At this time I would like to welcome everyone to the National Energy Services Investor Conference Call.

During the presentation all participants will be in a listen only mode. After the speaker’s remarks you will be invited to participate in a question and answer session. As a reminder ladies and gentlemen this conference is being recorded. At this time I would like to turn the call over to (Vicki Weiner).

Good afternoon and welcome to the National Energy Services conference call. During the course of this conference call comments that we make regarding National Energy Services that are not historical facts are forward looking statements and are subject to risks and uncertainties that could cause the actual future events or results to differ materially from these statements.

Any such forward looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward looking statements can be identified by the use of words like may, should, expect, plan, intend, and other similar terms. You are cautioned that these forward looking statements speak only as of today’s date.

Please take note that the company is operating under the SEC regulation FC and encourages you to take full advantage of the Q&A session. At this time I would like to turn the call over to our President, John Grillo.

John Grillo: Thank you (Vicki).

Hello everyone, I’d like to welcome you to the call and thanks for joining us. This is a very exciting time for National Energy Services Company and I’d like to take this opportunity to bring you up to speed on latest developments.

Nine month’s results for fiscal 2007 were on target with what we discussed in our last call. Revenues were nearly $1.6M and we were cash flow positive and turned a small profit for the period.

We are now approaching fiscal year end, October 31 and we have achieved some important milestones.

For those of you new to our Company, we have a suite of energy efficient offerings, on this call, however, due to time constraints; I am going to focus on our two most important segments: Ozone Laundry Systems and Energy Efficient Lighting Upgrades which account for the majority portion of our current revenues.

Demand for our Ozone Laundry System and our Energy Efficient Lighting Upgrades has been driving fiscal 2007’s growth. To date this year, we have installed 43 OLS Lighting Upgrades.

Our focus for the next year is very clear and targeted. For Ozone Laundry Systems, we will continue rolling out our System in skilled nursing facilities and now in the hospitality industry. For our Lighting Upgrades we are focusing on skilled nursing facilities, the Printing and graphic communications industry as well as other major industrial users.

The hospitality industry is something we have been working on for the past year and we are excited with the progress we have made. On our last call I mentioned that we had just begun a test installation at a hotel chain and that after the 90 day test period we would report on the results.

The test is complete and the news is great. I know you are all eager to hear the details. We identified the hospitality industry as a good candidate for our products and services because of its high energy demands. The addressable market of approximately 30,000 out of 60,000 hotels/motels is much larger than the skilled nursing industry at 10,000 facilities and represents a $500 million opportunity for NESC.

The three month test was performed at the Minneapolis Downtown Hilton, an 821 room hotel operated by Hilton Management Company.  The Hilton Hotel chain represents approximately 2,000 hotels in the United States. We designed the test to provide before and after wash load data so management could clearly see the results.

As we expected, the test yielded the same great savings results as previous test installations, namely: reducing laundering costs by more than 50% by decreasing the use of hot water and completely eliminating fabric softener. These savings were accomplished without compromising the quality of the linens, a point that is of particular importance to hotel management. A special point of interest here is that we encountered yet another way the Ozone Laundry System saves time, energy and money. As you can imagine stain removal in commercial laundry applications is a constant daily issue reducing productivity and increasing energy and chemical costs. Because our Ozone System is more effective the first time, re-wash items were reduced by 50%. This is an exciting new savings aspect that had not previously been tested and we are eager to talk about this additional cost benefit with potential customers.

With the test yielding such positive results, how does this translate into future orders for our Company?  Key to capitalizing on this large market is having a track record and demo sites where potential customers can see the system working and talk to satisfied users.

Our strategy was to replicate in the hotel industry the success we have had with the skilled nursing facilities where we continue to receive additional orders from major national chains as well as regional and local operators. There is considerable ‘know how’ in working with skilled nursing facilities and the same is true with the hospitality industry. Each has a unique set of issues and challenges with regard to processing efficient laundry services.

Our Hotel test in Minneapolis demonstrated the quality of our Ozone Laundry System and importantly, the reliability of our team to adjust the system to the hotel’s unique demands. This is an element not to be underestimated. We have had meetings with both the Minneapolis Hilton team and with corporate management. Our goal was to gain their ‘seal of approval’ and I am pleased to report that last week I had a very encouraging conversation. They have acknowledged the potential of installing our system in the majority of their hotels and we are looking at the ways in which we can work together to get the message out. Further, the Hilton Minneapolis has agreed to allow potential customers to see our system at work. I am happy to report that we have already had a major potential customers visit the site.

It is too early to tell how long it will take to turn this development into future sales however I can say that we are very optimistic about the potential of this market, especially as we expand our marketing and sales team in the first half of fiscal 2008.

The other opportunity I mentioned is Lighting Upgrades. Our energy-efficient lighting systems consume 50% less energy than conventional fluorescent, metal halide, and high-pressure sodium fixtures, providing a better quality of light, increased productivity, and lower maintenance costs. This product appeals to the skilled nursing facilities with many of our customers ordering both Ozone Laundry Systems and lighting upgrades at the same facility. Lighting upgrades are also being sold to all kinds of commercial and industrial users, of which graphic communications and printing industry is a major target.

As of October 1, 2007 our backlog is just over $500,000. This is both good news and bad news. We are happy to have orders in the pipeline, however, since we book orders as revenues only when they are installed, we have not been able to recognize as much revenue as we would have liked, as quickly as we would have liked.

When I spoke with you last I expressed our need to raise capital to accelerate both organic and external growth. I am pleased to report that during the third quarter we raised $270,000 in a private financing and have already started putting that money to use. Recently we have hired another Ozone Laundry installer, who has been trained and is now able to help us fill orders more quickly.

We have also used those funds to fill a key position with the addition of Michael Brice as our National Director of Sales and Marketing. Prior to joining National Energy Services, he was with Superior Printing Ink Company, a leader in the printing industry, where he was responsible for building and managing a sales team with revenues of $65 million. Since joining the company in late September, Michael and I have been developing a strategic plan that will allow us to continue to take advantage of our proven track record in our niche markets. I am confident that his tactical and strategic capabilities along with his exceptional team building and motivational skills will enable us to take advantage of the growing momentum for our products and services.

Michael Brice, has extensive knowledge of and contacts in this industry and we intend to capitalize on these to build out a third niche market.

So where does that take us as we look out at our view of fiscal 2007 and forward to fiscal 2008? Well, to start with, we expect fiscal 2007, which ends on October 31, 2007, to be on target at approximately $2.2 million in revenue. As I mentioned earlier, our backlog of orders stands at a bit over $500,000.

We enter fiscal 2008 with unprecedented opportunity. We are using our cash flow and all available funds to build a marketing and sales team. At our current investment level our team can support sales more than double our 2007 revenues without adding a tremendous amount of additional overhead. The margins on our Ozone Laundry System and our Lighting Upgrades range from 40-50%, so you can see that if we can increase our revenues our business has nice leverage.

These plans, of course do not take into account a major ramp up in the Hospitality business. If that occurs we will need to make additional investments in people. We also are interested in growing through acquisition. To that end we have engaged iCapital, investment bankers, to assist us in that pursuit.

We have achieved a great deal in one short year and we are energized by our future prospects. We will continue to keep you informed of our progress on a quarterly basis. I know I have covered a great deal of territory today and will now open the floor to questions.

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